Exhibit 99.1

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

CARL ESPOSITO JOINS SHYFT GROUP’S BOARD OF DIRECTORS

Esposito Brings Strong Innovation and Electronics Solutions Business Expertise

NOVI, Mich., March 14, 2022 /PRNewswire/ — The Shyft Group, Inc. (NASDAQ: SHYF), the North American leader in specialty vehicle manufacturing, assembly and upfit for the commercial, retail, and service specialty vehicle markets, today announced that Carl Esposito has been appointed to the Company’s Board of Directors, effective March 14, 2022. In addition, Ronald Harbour, 65, a member of the Shyft Board of Director since 2009, will retire from the board effective as of the Company’s annual meeting of shareholders in May 2022.

Esposito, 54, brings decades of experience in leading strategic product innovation and global business lines in aerospace and automotive. He is currently Senior Vice President and President of the E-Systems business for Lear Corporation, a global automotive technology leader in Seating and E-Systems, roles he has held since 2019.

Prior to joining Lear in 2019, Esposito enjoyed a 30-year career at Honeywell that culminated with his role as President of the Electronic Solutions Strategic Business Unit for Honeywell Aerospace, overseeing strategy, product development, and sales. Prior to that he was Vice President of Marketing and Product Management. At Honeywell, Esposito held various positions in the United States and Europe, including in global sales and marketing, product management and strategy, program management, and engineering.

“We welcome Carl to the Shyft Group’s Board of Directors and look forward to his contributions,” said James Sharman, Chair of the Board. “Carl’s longstanding business leadership in both innovation and electronics makes him a valuable addition to our Board as Shyft continues to invest in R&D, particularly in electrification, to grow and add value for our shareholders.”

41280 Bridge St Novi, MI 48375 P: 517.543.6400 THESHYFTGROUP.COM

“I am pleased to join The Shyft Group during this exciting time of growth overall and, in particular, while Shyft is entering the electric vehicle space,” said Esposito. “I look forward to playing a proactive role in the Company’s continued growth momentum.”

About Shyft Group
The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets. Our customers include first-to-last mile delivery companies across vocations, federal, state, and local government entities; the trades; and utility and infrastructure segments. The Shyft Group is organized into two core business units: Shyft Fleet Vehicles & Services™ and Shyft Specialty Vehicles™. Today, its family of brands include Utilimaster®, Royal Truck Body™, DuraMag® and Magnum®, Strobes-R-Us™, Spartan RV Chassis™, Builtmore Contract Manufacturing™, and corresponding aftermarket provisions. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 3,800 employees and contractors across campuses, and operates facilities in Michigan, Indiana, Maine, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales of $992 million in 2021. Learn more about The Shyft Group at TheShyftGroup.com.

CONTACTS

Media:

Carrie Wright

Chief Marketing & Communications Officer

Carrie.Wright@theshyftgroup.com

313.495.2904

Scott Worden

Senior Director

Lambert & Co.

sworden@lambert.com

248.825.9343

Investors:
Juris Pagrabs
Group Treasurer, Director of Investor Relations
The Shyft Group
Juris.Pagrabs@theshyftgroup.com
(517) 997-3862